Filed Pursuant to Rule 424(b)(5)
Registration Statement 333-268959

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 30, 2022)

12,000,000 Shares

Arhaus, Inc.

Class A Common Stock

The selling stockholders identified in this prospectus supplement are selling 12,000,000 shares of our Class A common stock. We will not receive any proceeds from this offering. See “Selling Stockholders.”

Our Class A common stock trades on the Nasdaq Global Select Market under the symbol “ARHS.” On August 14, 2023, the last sale price of our Class A common stock as reported on the Nasdaq Global Select Market was $11.98 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus supplement and may elect to do so in future filings.

Following the completion of this offering, we will remain a “controlled company” under the corporate governance rules for Nasdaq listed companies and will be exempt from certain corporate governance requirements of such rules.

Investing in our Class A common stock involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-13 of this prospectus supplement and in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$10.00	$120,000,000
Underwriting discount(1)	$0.45	$5,400,000
Proceeds, before expenses, to the selling stockholders	$9.55	$114,600,000

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts and commissions and estimated offering expenses.

The underwriters may also exercise their option to purchase up to an additional 1,800,000 shares of our Class A common stock from the selling stockholders, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about August 21, 2023.

BofA Securities	Jefferies
Morgan Stanley	Piper Sandler

Baird	Barclays	Guggenheim Securities	William Blair	Telsey Advisory Group

Academy Securities	Drexel Hamilton	Ramirez & Co., Inc.	Siebert Williams Shank

The date of this prospectus supplement is August 16, 2023.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our Class A common stock and certain other matters relating to us, our business and prospects and the selling stockholders. The second part, the accompanying prospectus, contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus together with the information incorporated by reference herein or therein. Refer to “Where You Can Find More Information; Incorporation of Certain Documents By Reference.”

The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents that we file or have filed with the Securities and Exchange Commission (“SEC”). To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement supersedes such information.

Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document. Since the date of this prospectus supplement and the documents incorporated by reference into this prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us, the selling stockholders or the underwriters, to subscribe to or purchase any of our common stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Neither the delivery of this prospectus supplement nor any sale made using this prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement. You should not assume that the information in or incorporated by reference in this prospectus supplement prepared by us is accurate as of any date other than the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise, references to “our company,” “the Company,” “we,” “us,” “our” and “Arhaus” refer to Arhaus, Inc. and its direct and indirect subsidiaries on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF

CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access our reports, proxy statements and other information regarding us. Our SEC filings are also available free of charge at our website (https://ir.arhaus.com).

We are incorporating by reference into this prospectus supplement certain information that we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The documents incorporated by reference are considered part of this prospectus supplement. This prospectus supplement incorporates by reference the following (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), filed with the SEC on March 9, 2023;

•

the information specifically incorporated by reference into the 2022 Annual Report from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on March 30, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;

•	our Current Reports on Form 8-K, filed with the SEC on March 6, 2023 and May 22, 2023; and

•

the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-41009), registering our securities under Section 12(b) under the Exchange Act, filed with the SEC on November 2, 2021, as supplemented by the “Description of Capital Stock” beginning on page 10 of the accompanying prospectus and including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 (including any exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to:

Arhaus, Inc.

Attn: Secretary

51 E. Hines Hill Road,

Boston Heights, OH 44236

(440) 439-7700

We maintain an internet site at https://www.arhaus.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which it forms a part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you in connection with an offering of our Class A common stock described in this prospectus supplement, or in our other documents that are incorporated by reference herein, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, including statements regarding our expectations, hopes, intentions or strategies regarding the future. Forward-looking statements can be identified by words, such as, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “believe,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2022 Annual Report, which is incorporated by reference herein. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	Our ability to manage and maintain the growth rate of our business;

•	Our ability to obtain quality merchandise in sufficient quantities;

•

Disruption in our receiving and distribution system, including delays in the integration of our new distribution centers and the possibility that we may not realize the anticipated benefits of multiple distribution centers;

•	The possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures;

•	Loss, corruption and misappropriation of data and information relating to clients and employees;

•	Changes in and compliance with applicable data privacy rules and regulations;

•	Risks as a result of constraints in our supply chain;

•	A failure of our vendors to meet our quality standards;

•	Declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue;

•	Our ability to anticipate changes in consumer preferences;

•	Risks related to maintaining and increasing Showroom traffic and sales;

•	Our ability to compete in our market;

•	Our ability to adequately protect our intellectual property;

•	Compliance with applicable governmental regulations;

•	Effectively managing our eCommerce business and digital marketing efforts;

•	Our reliance on third-party transportation carriers and risks associated with freight and transportation costs;

•	The COVID-19 pandemic and its effect on our business; and

•	Compliance with SEC rules and regulations as a public reporting company.

See “Risk Factors” contained elsewhere in, and incorporated by reference into, this prospectus supplement from our filings with the SEC, including our 2022 Annual Report and our subsequent filings with the SEC, as incorporated by reference into this prospectus supplement.

Although we believe the expectations reflected in the forward-looking statements in this prospectus supplement are reasonable, we cannot guarantee future results, level of activity, performance or achievements. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are incorporated by reference herein. Any forward-looking statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included elsewhere in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before buying the shares of our Class A common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially the “Risk Factors” section and financial statements and the related notes incorporated by reference into this prospectus supplement, before deciding to invest in the shares of our Class A common stock. Some of the statements in this prospectus supplement constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Founded in 1986 by John Reed, our current Chief Executive Officer (“CEO”) and his father, Arhaus, Inc. (“Arhaus,” “Company,” “we,” “us” or “our”) is a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings. We were founded on a simple idea: furniture should be responsibly sourced, lovingly made and built to last. Today, we partner with artisans around the world who share our vision, creating beautiful, premium and heirloom-quality home furnishings that clients can use for generations.

Our vertical model, consisting of our design and product development teams, upholstery manufacturing capabilities, direct vendor sourcing, and direct-to-consumer selling, allows us to offer a differentiated approach to furniture and décor. We offer merchandise in a number of categories, including furniture, outdoor, lighting, textiles, and décor. Our curated assortments are presented across our sales channels in sophisticated, family friendly and unique lifestyle settings.

Our products are designed to be used and enjoyed throughout the home and are sourced directly from a network of more than 400 vendors with no wholesale or dealer markup. Our product development teams work alongside our direct sourcing partners to bring to market proprietary merchandise that is a great value to clients. These relationships, along with our vertical model, allow us to provide higher quality products at more competitive prices than both smaller independent operators and larger competitors.

We believe in providing a dynamic and welcoming experience in our Showrooms and online with the conviction that retail is theater. Our national omni-channel business positions our retail locations as Showrooms for our brand, while our website acts as a virtual extension of our Showrooms. Our theater-like Showrooms are highly inspirational and function as an invaluable brand awareness vehicle. Our seasoned sales associates and in-home designers provide expert advice and assistance to our client base that drives significant client engagement. Our omni-channel model allows clients to begin or end their shopping journey online, while also experiencing our theater-like Showrooms throughout the shopping journey. As of June 30, 2023, we operated 85 Showrooms, 71 with in-home interior designers. Our Showrooms span 29 states and consist of 73 traditional showrooms, eight Design Studios and four Outlets.

For the six months ended June 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021, we generated:

•	Net Revenue of $617.5 million, $552.6 million, $1,228.9 million and $796.9 million, respectively;

•	Comparable growth of 8.9%, 53.1%, 51.6% and 51.0%, respectively;

•	Demand comparable growth of 8.5%, 14.7%, 13.8% and 45.3%, respectively;

•	Gross Margin of $268.4 million, $230.7 million, $525.1 million and $329.9 million, respectively, representing Gross Margin as a % of Net Revenue of 43.5%, 41.8%, 42.7% and 41.4%, respectively;

•	Net Income of $74.3 million, $52.7 million, $136.6 million and $36.9 million, respectively;

•

Adjusted EBITDA of $118.6 million, $91.6 million, $222.5 million and $122.9 million, respectively, representing Adjusted EBITDA as a % of Net Revenue of 19.2%, 16.6%, 18.1% and 15.4%, respectively; and

•	Showrooms of 85, 80, 81, and 79, respectively.

Adjusted EBITDA and Adjusted EBITDA as a % of Net Revenue are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because these measures omit certain non-cash items and items that we believe are not reflective of underlying operating performance in a particular period, we feel that they are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and can be more reflective of our operating performance in a particular period. We also use these measures as a method for planning and forecasting overall expected performance and for evaluating, on a quarterly and annual basis, actual results against such expectations. However, our calculation of Adjusted EBITDA and Adjusted EBITDA as a % of Net Revenue may not be comparable to similar measures disclosed by other companies. In addition, they should not be construed to infer that our future results will be unaffected by unusual or non-recurring items. Finally, they should not be considered as a substitute for, or in isolation from, GAAP financial measures.

The following is a reconciliation of our net income to Adjusted EBITDA and Adjusted EBITDA as a % of Net Revenue for the periods presented:

	For the Six Months Ended		For the Year Ended
($ in thousands)	June 30, 2023	June 30, 2022	December 31, 2022	December 31, 2021
Net income	$74,282	$52,697	$136,634	$36,932
Interest expense (income), net	(651)	2,616	3,387	5,432
Income tax expense (benefit)	26,474	18,283	45,944	(10,144)
Depreciation and amortization	14,140	11,995	24,901	23,922

EBITDA	$114,245	$85,591	$210,866	$56,142
Equity based compensation(1)	3,904	1,389	4,288	9,147
Loss on extinguishment of debt	—	—	—	1,450
Derivative expense(2)	—	—	—	44,544
Other expenses(3)	437	4,658	7,382	11,609

Adjusted EBITDA	$118,586	$91,638	$222,536	$122,892

Net Revenue	$617,467	$552,565	$1,228,928	$796,922
Adjusted EBITDA as a % of Net Revenue	19.2%	16.6%	18.1%	15.4%

(1)

Equity based compensation represents compensation expense for equity awards provided to employees and compensation expense related to John Reed’s one-time transfer of Class A Common stock to certain long-tenured employees in 2021.

(2)	We repaid a term loan in full on December 28, 2020. The derivative expense related to the change in fair value of the exit fee at the end of each reporting period.
(3)

Other expenses represent costs and investments not indicative of ongoing business performance, such as third-party consulting costs, one-time project start-up costs, one-time costs related to the Reorganization and IPO, severance, signing bonuses, recruiting and project-based strategic initiatives. For the six months ended June 30, 2022, these other expenses consisted largely of $3.1 million of costs related to the opening and set-up of our Dallas distribution center. For the year ended December 31, 2022, these other expenses consisted largely of $5.0 million of costs related to the opening and set-up of our Dallas distribution center and $1.6 million of severance, signing bonuses and recruiting costs. For the year ended December 31, 2021, these other expenses consisted primarily of $9.7 million of costs related to the Reorganization and IPO and $2.1 million of severance, signing bonuses and recruiting costs.

Our Competitive Strengths

A Differentiated Concept Delivering Livable Luxury

We provide a differentiated concept, redefining the premium home furnishing market by offering an attractive combination of design, quality, value and convenience. Artisan-crafted and globally curated, our products are highly differentiated from both small and large competitors. We create merchandise that offers livable luxury style with elements of durability and practicality. We serve our clients through our Showrooms, eCommerce platform, print and digital media and high-quality client service. In a market characterized by small, independent competitors, we believe our premium lifestyle positioning, artisan-crafted style, superior quality, significant scale and level of convenience will enable us to increase our market share.

Highly Experiential Omni-Channel Approach

We strive to offer our products to our clients via our omni-channel approach and operate our business in a channel agnostic way. Leveraging our proprietary data and technology, we are able to meet our clients wherever they want to shop, whether online or in one of our 85 Showrooms. Our product development and omni-channel go-to-market capabilities, together with our fully integrated infrastructure and significant scale, enable us to offer a compelling combination of design, quality and value that we believe provides an unmatched experience.

Showroom. Our theater-like Showrooms, which average approximately 16,000 square feet, act as an exceptionally strong brand-building tool and drive significant traffic. In addition to traditional Showrooms, we also have the flexibility to leverage our Design Studios, which are smaller formats for second home markets and are located in areas where a lower square footage format is preferred.

eCommerce. Our online capabilities are a critical entry point into our ecosystem, providing our clients research and discovery tools and allowing them to begin or complete transactions online. Our online design services professionals and virtual tools complement our eCommerce platform by engaging clients and providing them with expert design advice and capabilities.

Print and Digital Media. We distribute two large catalogs each year, a January and a September edition, in both an online and physical format to millions of households, which have yielded strong results. In addition, we advertise consistently across digital platforms and regularly partner with social media influencers to drive brand awareness. Our print and digital media strategy drives both Showroom and eCommerce net revenue as it raises brand awareness and showcases new merchandise.

In-home Designer Services. We welcome all clients to use our complimentary in-home designer services with no appointment required. Our in-home designers, who work with clients in the Showroom and travel to our clients’ residences, work in unison with our Showrooms and eCommerce platform to drive client conversion, order size and overall experience. In home designer services provide a more personalized client experience and produce average order volume (AOVs) over four times that of a standard order.

Strong Direct Global Sourcing Relationships

Our direct global sourcing relationships allow us to provide superior quality, differentiated customization and attractive value. We have longstanding relationships with our vendors which allow us a number of competitive advantages, including the ability to maintain consistent quality and ensure the majority of our products, approximately 95% based on net revenue in 2022, can only be purchased from Arhaus. Coupled with our direct global sourcing network, we maintain highly adept in-house product design and development experts that partner with our vendors to innovate and create highly customized offerings.

Superior and Consistent Unit Economics

Our inspirational, theater-like Showrooms have generated robust unit-level financial results, strong free cash flow and attractive, rapid returns on our investment. We have been successful across all geographic regions we have entered and have proven to be resilient to competitive entrants. When considering new traditional Showroom locations each year as part of our growth strategy, we target minimum net revenue per new Showroom of $10 million and a target average Showroom-level contribution margin of approximately 32%, each in the third year of operation, with targeted payback on investment in less than two years. Our Showrooms have performed well in large and small markets, urban and suburban locations and across various Showroom formats and layouts. Our average unit volumes are relatively consistent across the Northeast, West, Midwest and South regions. Further, our fully integrated and seamless omni-channel experience contributes significant uplift in our markets.

Our Growth Strategies

We believe there is a significant opportunity to drive sustainable growth and profitability by executing on the following strategies:

Increase Brand Awareness to Drive Net Revenue

We will continue to increase our brand awareness through an omni-channel approach which includes the growth of our Showroom footprint, enhanced digital marketing, improvement in website features and analytics and continued product assortment optimization:

Expand Showroom Footprint. Our Showrooms are a key component of our brand. We believe the expansion of our Showroom footprint will give more clients the opportunity to experience our inspirational and premium lifestyle concept, thereby increasing brand awareness and driving net revenue.

Enhance Digital Marketing Capabilities. Digital advertising, search, on-site offerings, and social media engagement are important branding and advertising vehicles. Using these engagement methods within our omni-channel model contributes significantly to our brand awareness, evidenced by approximately 80% of our eCommerce demand originating within 50 miles of a Showroom. We believe that continued investment in brand marketing, data-led insights and effective consumer targeting will expand and strengthen our client reach.

Grow eCommerce Platform. eCommerce represents our fastest growing channel, with net revenue increasing by approximately 43% in 2022 compared to 2021 and 18% in the six months ended June 30, 2023 compared to the six months ended June 30, 2022. We believe recent growth is related to our successful website launch in late 2021, our enhanced marketing efforts, attractive product assortment and improving brand awareness. Our eCommerce platform enables our clients to shop anywhere at any time and begin or complete transactions online. Our new website creates a more interactive process through the use of virtual shopping tools that allow clients to visualize our products in their homes.

Optimize Product Assortment. We continue building our product assortment to attract new clients and encourage repeat purchases from existing clients. We plan to expand our product portfolio across select categories and to continue to refine our existing product offering with new designs, materials, fabrics and colors to capture constantly evolving trends and client preferences.

Expand our Showroom Base and Capture Market Share

We have a Showroom presence in all four major geographic regions, and our top 10 Showrooms by net revenue are located in 9 different states. We have a significant whitespace opportunity both in existing and new markets. We have built a comprehensive and sophisticated infrastructure which we believe can support approximately 90 incremental Showrooms in over 40 new metropolitan statistical areas across the United States, 27 of which are currently in our pipeline. Our long-term plan anticipates opening between five to seven new Showrooms each year for the foreseeable future. We plan to open seven additional new Showrooms in the second half of 2023.

In addition to our current Showroom model, our Design Studio format (approximately 5,000 sq. ft.) is an extension of our in-home design services and carries a highly curated product selection in smaller, attractive markets.

Enhance Omni-Channel Capabilities and Technology to Drive Growth

We have several initiatives that continue to enhance our omni-channel capabilities. Our approach begins in our visually captivating, theater-like Showrooms. Our Showrooms drive brand awareness and create meaningful marketing buzz and volume uplift when we open in new markets. Our unit growth strategy is highly complementary to our digital eCommerce platform. As Showrooms open in new markets, we experience significant growth in our eCommerce business and overall client engagement across channels.

Clients increasingly engage with us through digital methods including our website and social media. To capitalize on these trends and continue increasing our client base, we are investing in data analytics to improve the client journey from the moment clients begin browsing online or enter our Showrooms. This will allow us to target clients with personalized digital offerings to increase online conversion and client lifetime value.

In the fourth quarter of 2021, we launched a new website to enhance our virtual Showroom experience. Our new website creates a more interactive shopping process through the use of virtual shopping tools to aid clients in visualizing our products in their homes.

Leverage Investments to Grow Net Revenue and Enhance Margins

We have the opportunity to further drive net revenue and enhance operating margins by continuing to focus on our distribution efficiency and manufacturing capacity. Our current investments provide the foundation and support for future growth to our 165 Showroom potential.

Enhanced Distribution Efficiency and Capacity. We have made, and will continue to make, investments in our infrastructure including our distribution network, IT capabilities and geographic footprint to improve operational efficiency and ready our platform for the next stage of growth. Our existing distribution center and corporate office in Ohio was expanded by approximately 229,500 square feet in 2022. Our North Carolina facility opened in December 2021 and has approximately 307,000 square feet of distribution capacity. Furthermore, our Texas distribution center, opened in July 2022, added approximately 800,700 square feet. The additional distribution centers has and will help streamline shipping times and further support our rapidly growing demand and footprint.

Increasing Domestic Manufacturing Capacity. Our North Carolina facility doubled our in-house upholstery manufacturing capacity, improved our production efficiency and increased production square footage from 150,000 to 190,000.

Recent Developments

On August 9, 2023, we announced that we have committed to make a $10 million donation to The Nature Conservancy to support global forest conservation. Our donation will directly support The Nature Conservancy and its local Indonesian affiliate, YKAN, as they embark on an ambitious project to pilot solutions to drive more attractive and self-sustaining economics in forestry. The $10 million pledge will be recognized as an SG&A expense during the third quarter of 2023.

Our Industry and Market Opportunity

We operate within the approximately $400 billion U.S. home furnishings and décor market. We primarily compete in the large, growing and highly fragmented premium segment of this market, which we estimate accounts for approximately $100 billion of the total market based on third-party estimates of retail sales in 2022, publicly available industry data and our internal research. We believe that the premium segment has a potential CAGR of approximately 6% between 2022 and 2025.

Corporate Information

We were initially formed on July 14, 2021 as a Delaware corporation. Our corporate headquarters are located at 51 E. Hines Hill Road, Boston Heights, Ohio 44236. Our telephone number is (440) 439-7700. Our principal website address is https://www.arhaus.com. We have included our website address in this prospectus supplement as an inactive textual reference only. The information contained on, or that may be obtained through, our website is not part of, and is not incorporated into, this prospectus supplement.

Implications of Being an Emerging Growth Company

As of the date of this prospectus supplement, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•

we are not required to comply with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•

we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation or comply with new pay versus performance disclosure requirements.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or such earlier time that we are no longer an emerging growth company, including if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.

THE OFFERING

Class A common stock offered by the selling stockholders	12,000,000 shares (or 13,800,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock to be outstanding after this offering	53,166,638 shares.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Class A common stock by the selling stockholders in this offering.

Controlled Company	Upon the closing of this offering, we will continue to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq.

Risk Factors	Investing in our Class A common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement.

Nasdaq Symbol	“ARHS”

The number of shares of Class A common stock to be outstanding after this offering is based on 53,166,638 shares of Class A common stock outstanding as of August 4, 2023, and excludes:

•	858,170 shares of Class A common stock subject to outstanding vested or unvested restricted stock units as of August 4, 2023;

•	771,727 shares subject to outstanding awards of performance rights as of August 4, 2023; and

•	9,356,182 shares that may be granted pursuant to the Company’s existing equity compensation plans.

The number of shares of Class B common stock to be outstanding after this offering is based on 87,115,600 shares of Class B common stock outstanding as of August 4, 2023.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their option to purchase up to 1,800,000 additional shares of Class A common stock.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in this prospectus supplement, together with all the other information contained in the accompanying prospectus and incorporated by reference herein or therein or in any related free writing prospectus. You should also consider the risks, uncertainties and other factors described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference herein from our 2022 Annual Report, and other documents which are incorporated by reference in this prospectus supplement, and which may be amended, supplemented or superseded from time to time in any prospectus supplement and by other reports we file with the SEC in the future, before deciding to invest in our Class A common stock.

The risks described in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein are not the only ones facing us. The occurrence of any of the risks we have identified or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, results of operations, cash flows and financial condition. In that event, the market price of our Class A common stock could decline, and you could lose all or part of your investment. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to this Offering and Our Class A Common Stock

The dual class structure of our common stock has the effect of concentrating voting power with John Reed (our “Founder”) and (i) the Reed 2013 Generation Skipping Trust, which is an irrevocable trust and of which Messrs. Adams and Beargie are trustees and (ii) the 2018 Reed Dynasty Trust, which is an irrevocable trust and of which Messrs. Adams and Beargie are trustees (collectively, the “Founder Family Trusts”), which gives our Founder and the Founder Family Trusts substantial control over us, including over matters that require the approval of stockholders under our certificate of incorporation and applicable law or stock exchange rules, and their interests may conflict with ours or those of our stockholders.

Each share of our Class B common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally, while each share of our Class A common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Our Founder and (i) the John P. Reed Trust dated 4/29/1985, as amended, of which Mr. Reed is trustee, (ii) the Reed 2013 Generation Skipping Trust, of which Messrs. Adams and Beargie are trustees, (iii) The John P. Reed 2019 GRAT, of which Mr. Reed is trustee, and (iv) the 2018 Reed Dynasty Trust, of which Messrs. Adams and Beargie are trustees (collectively, “the Class B Trusts”) control the voting power of all of the outstanding Class B common stock. As of August 4, 2023, our Founder beneficially holds approximately 32.17% of our outstanding capital stock and controls approximately 48.77% of the voting power of our outstanding capital stock. As of August 4, 2023, the Founder Family Trusts beneficially hold approximately 29.97% of our outstanding capital stock and control approximately 45.48% of the voting power of our outstanding capital stock. The current independent co-trustees of the Founder Family Trusts, Albert Adams and Bill Beargie, are also directors of the Company. Our Founder does not have the right to direct or control the voting of the shares of Class B common stock that are held by the Founder Family Trusts, and the independent co-trustees have sole voting and dispositive power over the Class B common stock held by the Founder Family Trusts. However, our Founder is the settlor of the Founder Family Trusts and is related to a majority of the beneficiaries of the Founder Family Trusts, and his views may be taken into account by the co-trustees and others related to the Founder Family Trusts.

Further, there is an investor rights agreement that contains agreements among FS Equity Partners VI, L.P. and FS Affiliates VI, L.P., (“the Freeman Spogli Funds”), the Founder and the Class B Trusts with respect to the voting on the election of directors and board committee membership. Following this offering, depending on if and to the extent that the underwriters exercise their option to purchase additional shares of Class A common stock, the Freeman Spogli Funds’ board designation rights could be reduced from two designees to one designee pursuant to the investor rights agreement. The Freeman Spogli Funds are also referred to as the “selling stockholders” in this prospectus. See “Selling Stockholders.” Other than the investor rights agreement, we are not aware of any other voting agreement among the Class B Trusts and/or our Founder, but if such a voting agreement or similar arrangement exists or were to be consummated, or if all or some of the Class B Trusts and our Founder were to act in concert, our Founder and the Class B Trusts would have the ability to control our management and affairs and determine the outcome of all matters requiring stockholder approval, including mergers and other material transactions, even if their stock holdings represent less than 50% of the outstanding shares of our capital stock, and would be able to cause or prevent a change in the composition of our board of directors or a change in control of our Company that could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of any sale of the Company and might ultimately affect the market price of our Class A common stock. Accordingly, our Founder and the Class B Trusts may approve transactions that may not be in the best interests of holders of our Class A common stock or, conversely, prevent the consummation of transactions that may be in the best interests of holders of our Class A common stock.

In addition, future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. Further, the shares of Class B common stock will automatically convert into shares of Class A common stock on the earliest to occur of (i) twelve months after the death or incapacity of our Founder, and (ii) the date upon which the then outstanding shares of Class B common stock first represent less than 10% of the voting power of the then outstanding shares of Class A common stock and Class B common stock.

The concentration of ownership could deprive stockholders of an opportunity to receive a premium for shares of our Class A common stock as part of a sale of the Company and ultimately might affect the market price of our Class A common stock.

The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity or other adverse consequences. For example, S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares of common stock. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our common stock has and may continue to prevent the inclusion of our Class A common stock in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock. In addition, given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price for our Class A common stock could be adversely affected.

Delaware law may protect decisions of our board of directors that have a different effect on holders of our Class A common stock and Class B common stock.

Stockholders may not be able to challenge decisions that have an adverse effect upon holders of our Class A common stock compared to holders of our Class B common stock if our board of directors acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of our stockholders. Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not have separate or additional duties to different groups of stockholders, subject to applicable provisions set forth in a corporation’s certificate of incorporation and general principles of corporate law and fiduciary duties.

The market price, trading volume and marketability of our Class A common stock may be significantly affected by numerous factors, some of which are beyond our control.

The market price and trading volume of our Class A common stock may fluctuate and/or decline significantly. Many factors that are beyond our control may materially adversely affect the market price of our Class A common stock and the marketability of our Class A common stock. These factors include, but are not limited to, the following:

•	macroeconomic conditions, including inflation and factors affecting the housing market;

•	the failure of securities analysts to continue to cover our common stock or changes in financial estimates or recommendations by analysts;

•	changes in market valuation or earnings of our competitors;

•	actual or anticipated variations in our annual or quarterly results of our operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;

•

significant volatility in the market price and trading volume of securities of companies in the retail and consumer goods sectors in which our business operates, which may not be related to the operating performance of these companies and which may not reflect the performance of our business;

•	changes in preferences of our customers;

•	announcements of new products, significant price reductions or promotions by us or our competitors;

•	share transactions by principal stockholders;

•	stock price performance of our competitors;

•	market price and volume fluctuations in the stock market generally;

•	actual or anticipated negative earnings or other announcements by us or other retail companies;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	natural or man-made disasters or other similar events including health issues such as COVID-19; and

•	global economic, legal and regulatory changes unrelated to our performance.

In addition to market and industry factors, the price and trading volume for our Class A common stock may be highly volatile for factors that are specific to our Company. These factors include, but are not limited to, our low public float, and that we have a controlling shareholder.

Our anti-takeover provisions could prevent or delay a change in control of the Company, even if such change in control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could discourage, delay or prevent a merger, acquisition or other change in control of our Company, even if such change in control would be beneficial to our stockholders. These provisions include:

•	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	the removal of directors only for cause;

•	prohibiting the use of cumulative voting for the election of directors;

•	limiting the ability of stockholders to call special meetings or amend our bylaws;

•

establishing advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	the ability of our board of directors upon majority vote to amend or repeal our bylaws.

These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and cause us to take other corporate actions as such stockholders may desire. In addition, because our board of directors is responsible for appointing our executive officers, these provisions could in turn affect any attempt by our stockholders to replace current executive officers.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock or unreserved common stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

Our directors who have relationships with Freeman Spogli & Co. may have conflicts of interest with respect to matters involving us.

Two of our ten directors are affiliated with Freeman Spogli & Co. (“Freeman Spogli”), which is an affiliate of each of the selling stockholders, and, as of August 4, 2023, Freeman Spogli affiliated entities own approximately 21.76% of the outstanding common stock and 3.30% voting power of the Company. These persons have fiduciary duties to both us and Freeman Spogli. Our amended and restated certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply with respect to Freeman Spogli or certain related parties or any of our directors who are employees of Freeman Spogli or its affiliates such that Freeman Spogli and its affiliates will be permitted to invest in competing businesses or do business with our customers. Under the amended and restated certificate of incorporation, subject to the limitations set forth therein, Freeman Spogli is not required to tell us about a corporate opportunity, may pursue that opportunity for itself or it may direct that opportunity to another person without liability to our stockholders. To the extent they invest in such other businesses, Freeman Spogli may have differing interests than our other stockholders.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of our initial public offering in November 2021. Our status as an emerging growth company will end as soon as any of the following takes place:

•	the last day of the fiscal year in which we have $1.235 billion or more in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our Class A common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be more volatile.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act) are required to comply with the new or revised financial accounting standards. We have elected to use this extended transition period.

We are a “controlled company” within the meaning of Nasdaq rules and qualify for and may rely on exemptions from certain corporate governance requirements.

Because our Founder, the Class B Trusts and the Freeman Spogli Funds have entered into the investor rights agreement governing certain voting arrangements with respect to more than a majority of the total voting power of our common stock, we are a “controlled company” within the meaning of Nasdaq rules. Under these rules, a company of which more than 50% of the voting power with respect to the election of directors is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

•	that a majority of its board of directors consist of independent directors;

•

that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

•	that its compensation committee be composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although the Company does not currently rely on the corporate governance exemptions available to controlled companies, if in the future we elect to be treated as a controlled company and use these exemptions, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq rules regarding corporate governance, which could make our Class A common stock less attractive to investors or otherwise harm our stock price.

Future sales of shares of Class A common stock, or the perception in the public market that such sales may occur, could adversely affect the market price of our Class A common stock. Our stockholders could be diluted by such future sales and be further diluted upon the conversion of Class B common stock into Class A common stock.

Future sales of our shares could adversely affect the market price of our Class A common stock. If our existing stockholders sell a large number of shares, or if we issue a large number of shares of our common stock in connection with future acquisitions, strategic alliances, third-party investments and private placements or otherwise, the market price of our Class A common stock could decline significantly. Moreover, the perception in the public market that these stockholders might sell shares could depress the market price of our Class A common stock. In the aggregate, as of August 4, 2023, our Founder beneficially owns 45,078,259 shares of our Class B common stock, and the Founder Family Trusts, in the aggregate, beneficially own 42,037,341 shares of Class B common stock, representing all of the outstanding shares of Class B common stock. The shares of Class B common stock beneficially owned by our Founder represent approximately 48.77% of our total voting power. The shares of Class B common stock beneficially owned by the Founder Family Trusts represent, in the aggregate, approximately 45.48% of our total voting power. Furthermore, after the consummation of this offering, two Freeman Spogli affiliated entities, FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. will own 17,769,371 and 754,831 shares of Class A common stock, respectively (or 16,042,718 and 681,484 shares of Class A common stock, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Any potential sale, disposition or distribution of our common stock or the perception that such sale, disposition or distribution could occur, could adversely affect prevailing market prices of our Class A common stock.

As a public reporting company, we are subject to the Nasdaq rules and the rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

As a public reporting company, we are subject to the Nasdaq rules and the rules and regulations established from time to time by the SEC. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can evaluate the effectiveness of our internal control over financial reporting. Likewise, once we are no longer an emerging growth company, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting in future periods. If our management is unable to certify the effectiveness of our internal control or if our independent registered public accounting firm cannot deliver a report attesting to the effectiveness of our internal control over financial reporting when required, or if we identify or fail to remediate any significant deficiencies or material weaknesses in our internal controls, we could be subject to regulatory scrutiny and a loss of public confidence, which could seriously harm our reputation, and the price per share of our Class A common stock could decline.

We have and expect to continue to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment. If we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that are placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. Further, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, our business could be adversely affected and the price per share of our Class A common stock price could decline.

We incur significant costs as a result of operating as a public company.

Prior our initial public offering in November 2021, we operated on a private basis, but as a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities laws and regulations. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These rules and regulations have increased our legal and financial compliance costs and may make some activities more difficult, time-consuming and costly. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation. These factors may, therefore, strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our Class A common stock adversely, our stock price and trading volume could decline.

The trading market for our Class A common stock is and will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our Class A common stock or describe us or our business in a negative manner, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our Class A common stock to decline. In addition, if we fail to meet the expectations and forecasts for our business provided by securities analysts, the price of our Class A common stock could decline.

USE OF PROCEEDS

All shares being sold in this offering are being sold by the selling stockholders, and we will not receive any proceeds from the sale of the shares of our Class A common stock, including from any exercise by the underwriters of their option to purchase additional shares from the selling stockholders.

We will not be selling any shares of Class A common stock in this offering; therefore the offering will not result in any dilution of equity ownership to our existing stockholders, and we expect this offering by the selling stockholders will increase the trading liquidity of our Class A common stock in the public market.

DIVIDEND POLICY

We currently do not pay any dividends. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

We are a holding company and substantially all of our operations are carried out by our wholly owned indirect subsidiary, Arhaus, LLC and its subsidiaries. Arhaus, LLC’s ability to pay dividends or make distributions is limited by its credit facility, which may in turn limit our ability to declare and pay dividends on our Class A common stock. Our ability to declare and pay dividends also may be limited by the terms of any future credit agreement or any future debt or preferred securities of ours or of our subsidiaries. Accordingly, you may need to sell your shares of Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

SELLING STOCKHOLDERS

The following table shows information as of August 4, 2023 regarding (i) the number of shares of Class A common stock held of record or beneficially by the selling stockholders as of such date (as determined below) and (ii) the number of shares offered under this prospectus supplement by the selling stockholders. The beneficial ownership of the Class A common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. For more information regarding our relationships with the selling stockholders, refer to our most recent Annual Report on Form 10-K and other filings with the SEC that are incorporated by reference into this prospectus supplement.

The percentage of shares owned prior to and after completion of the offering is based on 53,166,638 shares of Class A common stock and 87,115,600 shares of Class B common stock outstanding as of August 4, 2023.

The following table assumes the underwriters do not exercise their option to purchase additional shares of Class A common stock.

	Shares of Class A common stock beneficially owned before this offering		Combined Voting Power of Class A common stock and Class B common stock before this offering	Shares of Class A common stock to be sold in this offering	Shares of Class A common stock beneficially owned after this offering		Combined Voting Power of Class A common stock and Class B common stock after this offering
Name of Selling Stockholders	Number of Shares(1)	Percentage of shares		Number of Shares(1)	Number of Shares(1)	Percentage of shares
FS Equity Partners VI, L.P.(1)	29,280,391	55.07%	3.17%	11,511,020	17,769,371	33.42%	1.92%
FS Affiliates VI, L.P.(1)	1,243,811	2.34%	0.13%	488,980	754,831	1.42%	0.08%

(1)

Messrs. Brad J. Brutocao and John M. Roth, members of our board of directors, are managing members of FS Capital Partners VI, LLC, the general partner of each of FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. and are members of Freeman Spogli & Co. The business address of FS Equity Partners VI, L.P., FS Affiliates VI, L.P. and FS Capital Partners VI, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class A common stock issued pursuant to this offering but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the IRS has been, or will be, sought with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the application of the Medicare contribution tax on net investment income, the alternative minimum tax, or any tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies, or real estate investment trusts;

•	tax-exempt organizations or governmental organizations;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	U.S. expatriates or certain former citizens or long-term residents of the United States;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code; or

•	persons that own, or are deemed to own, more than five percent of our Class A common stock (except to the extent specifically set forth below).

In addition, if an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the acquisition, ownership, and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, non-U.S., or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a holder of our Class A common stock that is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes and is not any of the following:

•	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or other entity treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have not paid, and we do not expect to pay any dividends in the foreseeable future, and any future dividend payments will be at the discretion of our Board of Directors and depend on various factors and restrictions. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s adjusted tax basis in its Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Our Class A Common Stock.”

Except as otherwise described below in the discussions of effectively connected income, backup withholding and FATCA, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8, including any required attachments and a valid taxpayer identification number, certifying qualification for the reduced rate; additionally a non-U.S. holder will be required to update such Forms and certifications from time to time as required by law. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Effectively Connected Income

If a non-U.S. holder is engaged in a U.S. trade or business and dividends on, or any gain recognized upon the disposition of, Class A common stock, are effectively connected with the conduct of that U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which dividends are attributable), then such non-U.S. holder would be subject to U.S. federal income tax on that dividend or gain on a net income basis at the regular rates, unless an applicable income tax treaty provides otherwise. In that case, such non-U.S. holder generally would be exempt from the withholding tax discussed above on dividends, although the non-U.S. holder generally would be required to provide a properly executed IRS Form W-8ECI in order to claim such exemption. In addition, if the non-U.S. holder is a corporation, it generally would be subject to a “branch profits tax” at a rate of 30% (or an applicable lower treaty rate) on its effectively connected earnings and profits attributable to such dividend or gain (subject to certain adjustments). Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Except as otherwise described below in the discussions of backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other taxable disposition occurs, and other conditions are met; or

•

our Class A common stock constitutes a “United States real property interest,” or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other taxable disposition of, or the holding period for, our Class A common stock, and certain other requirements are met.

Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion assumes this is the case. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is “regularly traded” (as defined by applicable Treasury Regulations”) on an established securities market, such Class A common stock will be treated as USRPIs only if a non-U.S. holder actually or constructively holds more than 5% of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding the sale or other taxable disposition of, or the holding period for, our Class A common stock. No assurance can be provided that our Class A common stock will be regularly traded on an established securities market at all times for purposes of the rules described above.

A non-U.S. holder with gain described in the first bullet above will generally be required to pay tax on the net gain under regular U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate (subject to certain adjustments)), unless otherwise provided by an applicable income tax treaty. A non-U.S. holder described in the second bullet above will generally be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their tax advisors with respect to whether any applicable income tax or other treaties may provide for different rules.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the non-U.S. holder, regardless of whether such distribution constitute dividends or whether any tax was actually withheld. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the country of residence or the country in which the non-U.S. holder is established, as applicable.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to backup withholding at a current rate of 24% unless the non-U.S. holder establishes an exemption, for example, by properly certifying non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or otherwise establish an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or the paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person as defined under the Code. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Tax on Payments Made to Foreign Accounts

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder (collectively, “FATCA”) generally impose withholding tax at a rate of 30% on dividends on our Class A common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends paid to a “non-financial foreign entities” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none, or otherwise establishes and certifies to an exemption. An intergovernmental agreement between the United States and a non-U.S. holder’s country of tax residence may modify the requirements described in this paragraph. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “ —Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. Until final Treasury Regulations are issued, Taxpayers generally may rely on proposed Treasury Regulations which eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of stock.

Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state, and local, and non-U.S. tax consequences of purchasing, holding, and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

BofA Securities, Inc. and Jefferies LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.	3,256,410
Jefferies LLC	2,605,128
Morgan Stanley & Co. LLC	1,953,846
Piper Sandler & Co.	1,255,385
Robert W. Baird & Co. Incorporated	836,923
Barclays Capital Inc.	732,308
Guggenheim Securities, LLC	523,077
William Blair & Company, L.L.C.	523,077
Telsey Advisory Group LLC	209,230
Academy Securities, Inc.	26,154
Drexel Hamilton, LLC	26,154
Samuel A. Ramirez & Company, Inc.	26,154
Siebert Williams Shank & Co., LLC	26,154

Total	12,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if sold to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.255 per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$10.00	$120,000,000	$138,000,000
Underwriting discount	$0.45	$5,400,000	$6,210,000
Proceeds, before expenses, to the selling Stockholders	$9.55	$114,600,000	$131,790,000

The offering expenses, not including the underwriting discount, are estimated at $500,000, and will be paid by the Company pursuant to the registration rights agreement. We have agreed to reimburse the underwriters for reasonable FINRA expenses in an amount up to $45,000. In addition, the underwriters have agreed to reimburse us for certain documented expenses incurred in connection with this offering.

Option to Purchase Additional Shares

The selling stockholders have granted an option to the underwriters to purchase up to 1,800,000 additional shares of our Class A common stock at the public offering price, less the underwriting discount. This option is exercisable, in whole or in part, for a period of 30 days from the date of the underwriting agreement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers, directors and the selling stockholders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for 75 days after the date of this prospectus supplement without first obtaining the written consent of BofA Securities, Inc. and Jefferies LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file or make a confidential submission of a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The restrictions contained in the lock-up agreements between the underwriters and the lock-up parties will not apply, subject in certain cases and various conditions, to certain transactions, including:

•	transfers as a bona fide gift or gifts, including any bona fide gifts to any charitable organizations; or

•

transfers to a trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

•

if the lock-up party is a trust, transfers to (i) the settlor, trustee, or beneficiaries of the lock-up party, or as otherwise permitted under the terms of the instrument governing the lock-up party, (ii) immediate family members of a beneficiary of the lock-up party, and (iii) any other trust, limited liability company, partnership, or other entity intended to act as an estate planning vehicle solely for the benefit of any of the foregoing persons; or

•	distributions to limited partners or stockholders of the lock-up party; or

•	transfers to the lock-up party’s affiliates or to any investment fund or other entity controlled or managed by the lock-up party; or

•	transfers upon death by will or testacy to a member of the immediate family of the lock-up party; or

•

establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that (i) no transfer occur under such plan during the lock-up period and (b) no public announcement or filing under the Exchange Act shall be required or voluntarily made by or on behalf of the lock-up party or the Company regarding the establishment of such plan during the lock-up period;

•

sales or transfers made pursuant to a Trading Plan; provided (i) that such plan was established and in existence prior to the date of the lock-up and (ii) to the extent a public report, filing or announcement under the Exchange Act, if any, is required by or voluntarily made by or on behalf of, the lock-up party or the Company regarding such transfer or sale, such report, filing or announcement shall include a statement that such transfer or sale is in accordance with an established Trading Plan; or

•

transfers of shares of Class A common stock purchased by the lock-up party on the open market following the consummation of this offering if and only if (i) such sales are not required to be reported in any public report or filing with the SEC, or otherwise, and (ii) the lock-up party does not otherwise voluntarily effect any public filing or report regarding such sales.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “ARHS.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of our Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the U.K. Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the U.K. Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services Markets Act 2000 (as amended, the “FSMA”);

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation.

Each person in the United Kingdom who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representatives that it is a qualified investor within the meaning of Article 2 of the U.K. Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the U.K. Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision: the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares; and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to this offering, our company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than: (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investment) (Shares and Debentures) Regulations 2005.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Baker & Hostetler LLP, Cleveland, Ohio, will pass upon the validity of the Class A common stock offered by this prospectus supplement. Certain legal matters concerning this offering will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Arhaus, Inc.

Up to 30,524,202 Shares of Class A Common Stock

Offered by Selling Stockholders

This prospectus relates to the resale from time to time of up to 30,524,202 shares of Class A common stock, par value $0.001 per share, of Arhaus, Inc. (the “Common Stock”) by the selling stockholders identified in this prospectus (the “Selling Stockholders”). We will not receive any proceeds from the sale of the shares offered by this prospectus, however, we have agreed to pay the registration expenses relating to such shares of Common Stock.

We have agreed, pursuant to a registration rights agreement that we entered into with the Selling Stockholders on November 8, 2021, to bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of our Common Stock.

The Selling Stockholders identified in this prospectus may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. For more information on the Selling Stockholders, see the section entitled “Selling Stockholders” on page 17.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is traded on The Nasdaq Global Select Market (the “Nasdaq”) under the symbol “ARHS.” On December 21, 2022, the last reported sale price of our Common Stock was $9.79 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission (the “SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our Common Stock involves risk. See “Risk Factors” on page 9 of this prospectus and any similar section contained in the applicable prospectus supplement to read about factors you should consider before buying shares of our Common Stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this prospectus, the Selling Stockholders may, from time to time, sell up to 30,524,202 shares of our Common Stock as described in this prospectus. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. Refer to “Where You Can Find More Information; Incorporation of Certain Information By Reference.”

Neither the delivery of this prospectus nor any sale made using this prospectus implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in or incorporated by reference in this prospectus prepared by us is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise, references to “our company,” “the Company,” “we,” “us,” “our” and “Arhaus” refer to Arhaus, Inc. and its direct and indirect subsidiaries on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access our reports, proxy statements and other information regarding us. Our SEC filings are also available free of charge at our website (https://ir.arhaus.com).

We are incorporating by reference into this prospectus certain information that we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The documents incorporated by reference are considered part of this prospectus. This prospectus incorporates by reference the following (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), filed with the SEC on March 30, 2022;

•

the information specifically incorporated by reference into our 2021 Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A related to our 2022 annual meeting of stockholders, filed with the SEC on April 4, 2022;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May  11, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 11, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 10, 2022 (collectively, the “2022 Quarterly Reports”);

•	our Current Reports on Form 8-K, filed with the SEC on May 9, 2022, August 8, 2022, August 22, 2022 and December 12, 2022; and

•

the description of our Common Stock contained in our Registration Statement on  Form 8-A, registering our Common Stock under Section 12(b) under the Exchange Act, filed with the SEC on November 2, 2021, as supplemented by the “Description of Capital Stock” beginning on page 10 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement) on or after the date of this prospectus and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 (including any exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Arhaus, Inc.

Attn: Secretary

51 E. Hines Hill Road,

Boston Heights, OH 44236

(440) 439-7700

We maintain an internet site at https://www.arhaus.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus (including any applicable prospectus supplement) and any free writing prospectus that we may provide to you in connection with an offering of our Common Stock described in this prospectus, or in our other documents that are incorporated by reference herein, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, including statements regarding our expectations, hopes, intentions or strategies regarding the future. Forward-looking statements can be identified by words, such as, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “believe,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2021 Annual Report and the 2022 Quarterly Reports, which are incorporated by reference herein. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	Our reliance on third-party transportation carriers and risks associated with increased freight and transportation costs;

•

Disruption in our receiving and distribution system, including delays in the integration of our new distribution centers and the possibility that we may not realize the anticipated benefits of multiple distribution centers;

•	Our ability to obtain quality merchandise in sufficient quantities;

•	Risks as a result of constraints in our supply chain;

•	A failure of our vendors to meet our quality standards;

•	Declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue;

•	The possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures;

•	Loss, corruption and misappropriation of data and information relating to clients and employees;

•	Changes in and compliance with applicable data privacy rules and regulations;

•	Our ability to manage and maintain the growth rate of our business;

•	Our ability to anticipate changes in consumer preferences;

•	Risks related to maintaining and increasing Showroom traffic and sales;

•	Our ability to compete in our market;

•	Our ability to adequately protect our intellectual property;

•	Compliance with applicable governmental regulations;

•	The COVID-19 pandemic and its effect on our business;

•	Effectively managing our eCommerce business and digital marketing efforts;

•	Compliance with SEC rules and regulations as a public reporting company; and

•

The dual class structure of our common stock, which has the effect of concentrating voting power with John Reed, our current CEO (our “Founder”), and the Reed 2013 Generation Skipping Trust and the 2018 Reed Dynasty Trust (the “Founder Family Trusts”), gives our Founder and the Founder Family Trusts substantial control over us, including over matters that require the approval of stockholders, and their interests may conflict with ours or those of our stockholders.

See “Risk Factors” contained elsewhere in, and incorporated by reference into, this prospectus or any applicable prospectus supplement from our filings with the SEC, including our 2021 Annual Report, 2022 Quarterly Reports and our subsequent filings with the SEC, as incorporated by reference into this prospectus.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are incorporated by reference herein. Any forward-looking statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in this prospectus and does not contain all of the information you should consider before buying the shares of our Common Stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and financial statements and the related notes incorporated by reference into this prospectus, before deciding to invest in the shares of our Common Stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Founded in 1986 by John Reed, our current CEO, and his father, the Company is a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings. We were founded on a simple idea: furniture should be responsibly sourced, lovingly made and built to last. Today, we partner with artisans around the world who share our vision, creating beautiful, premium and heirloom-quality home furnishings that clients can use for generations. On November 4, 2021, the Company completed its initial public offering (“IPO”) of its Class A common stock, which is traded on the Nasdaq under the symbol “ARHS.”

Our vertical model, consisting of our in-house design and product development team, upholstery manufacturing capabilities, direct vendor sourcing, and direct-to-consumer selling, allows us to offer a differentiated approach to furniture and décor. We offer merchandise in a number of categories, including furniture, outdoor, lighting, textiles, and décor. Our curated assortments are presented across our sales channels in sophisticated, family friendly and unique lifestyle settings.

Based on third-party reports and publicly available data, we estimate the U.S. premium home furnishing market is approximately $60 billion, with the potential to grow at a compounded annual growth rate, or CAGR, of approximately 10% between 2019 and 2024. This attractive market is highly fragmented, served by many small independent furniture stores, which favorably positions us to grow profitably and gain market share. We believe we are well positioned within this market due to our unique direct-to-consumer approach, momentum, scale and growth strategies.

Our products are designed to be used and enjoyed throughout the home and are sourced directly from a network of more than 400 vendors with no wholesale or dealer markup. Our product development teams work alongside our direct sourcing partners to bring to market proprietary merchandise that is a great value to clients. These relationships, along with our vertical model, allow us to provide higher quality products at more competitive prices than both smaller independent operators and larger competitors.

We believe in providing a dynamic and welcoming experience in our Showrooms and online with the conviction that retail is theater. Our national omni-channel business positions our retail locations as Showrooms for our brand, while our website acts as a virtual extension of our Showrooms. Our theater-like Showrooms are highly inspirational and function as an invaluable brand awareness vehicle. Our seasoned sales associates and in-home designers provide expert advice and assistance to our client base that drives significant client engagement. Our omni-channel model allows clients to begin or end their shopping journey online, while also experiencing our theater-like Showrooms throughout the shopping journey. As of September 30, 2022, we operated 80 Showrooms, 67 with in-home interior designers. Our Showrooms span 28 states and consist of 72 traditional showrooms, 5 Design Studios and 3 Outlets.

Registration Rights Agreement

In connection with the completion of the IPO, on November 8, 2021, we entered into a registration rights agreement with the former holders of FS Arhaus Holding Inc. (“Arhaus Holding”), including FS Equity Partners

VI, L.P. and FS Affiliates VI, L.P. (collectively, the “Freeman Spogli Funds”), and the former holders of Homeworks Holdings, Inc. (“Homeworks”), including our Founder and the John P. Reed Trust dated 4/29/1985, as amended, the Reed 2013 Generation Skipping Trust, The John P. Reed 2019 GRAT (the term of which has since expired) and the 2018 Reed Dynasty Trust (collectively, the “Class B Trusts”). This agreement provides the stockholders party thereto certain registration rights as described below.

Demand Registration Rights

At any time beginning six months after the completion of the IPO, the former holders of Arhaus Holding and the former holders of Homeworks have the right to demand that we file registration statements. These registration rights are subject to certain conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under certain circumstances.

Piggyback Registration Rights

At any time after the completion of the IPO, if we propose to register any shares of our Class A common stock or other equity securities under the Securities Act for our own account or for the account of any other person, then all stockholders party to the registration rights agreement are entitled to notice of such proposed registration and will have the opportunity to include their shares of Class A common stock in the registration statement, subject to certain conditions and limitations, including the right of the underwriters, if any, to limit the number of shares in any such registration.

Shelf Registration Rights

At any time after we have qualified for the use of a Form S-3 registration statement, the former holders of Arhaus Holding and the former holders of Homeworks are entitled to have their shares of Class A common stock, including shares issuable upon conversion of Class B common stock, registered by us on a Form S-3 registration statement, subject to certain conditions and limitations, at our expense.

Expenses and Indemnification

We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting fees, discounts or commissions, subject to specified limitations. The registration rights agreement also requires that we indemnify the stockholders party to the agreement against certain liabilities that may arise under the Securities Act.

Corporate Information

We were initially formed on July 14, 2021 as a Delaware corporation. Our corporate headquarters are located at 51 E. Hines Hill Road, Boston Heights, Ohio 44236. Our telephone number is (440) 439-7700. Our principal website address is https://www.arhaus.com. We have included our website address in this prospectus as an inactive textual reference only. The information contained on, or that may be obtained through, our website is not part of, and is not incorporated into, this prospectus.

Implications of Being an Emerging Growth Company

As of the date of this prospectus, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•

we are not required to comply with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•

we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company, including if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, incorporated by reference into this prospectus.

In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.

THE OFFERING

Common Stock Offered by the Selling Stockholders	Up to 30,524,202 Shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock covered by this prospectus.

Risk Factors	Investing in shares of our Common Stock involves a high degree of risk. For a discussion of factors you should carefully consider before investing in shares of our Common Stock, see “Risk Factors” on page 9 of this prospectus.

Trading Symbol	ARHS

RISK FACTORS

You should consider the specific risks described in our 2021 Annual Report and 2022 Quarterly Reports, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement or any free writing prospectus that we provide you in connection with an offering of shares of our Common Stock pursuant to this prospectus and any risk factors set forth in our other filings with the SEC that, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, are incorporated or deemed to be incorporated by reference in this prospectus before making an investment decision. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All of the shares of our Common Stock offered by this prospectus are being registered for the account of the Selling Stockholders. We will not receive any of the proceeds from the sale of these shares. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our Common Stock covered by this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the shares of Common Stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common and preferred stock, including (i) the material terms of our amended and restated certificate of incorporation and amended and restated bylaws and (ii) certain applicable provisions of Delaware law, including Delaware General Corporation Law (the “DGCL”). We refer you to our amended and restated certificate of incorporation and amended and restated bylaws, each of which have been filed as exhibits to the registration statement of which this prospectus is a part. The descriptions herein are qualified in their entirety by our amended and restated certificate of incorporation, and amended and restated bylaws. For more information on how you can obtain our amended and restated certificate of incorporation and amended and restated bylaws, see “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

General

Our amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our amended and restated certificate of incorporation authorizes capital stock consisting of:

•	600,000,000 shares of Class A common stock, par value $0.001 per share;

•	100,000,000 shares of Class B common stock, par value $0.001 per share; and

•	50,000,000 shares of preferred stock, par value $0.001 per share.

Class A and Class B Common Stock

We have two classes of duly authorized, validly issued, fully paid and non-assessable common stock: Class A common stock and Class B common stock. All authorized but unissued shares of our Class A common stock and Class B common stock are available for issuance by us without any further stockholder action, except as required by the listing standards of Nasdaq. Our amended and restated certificate of incorporation provides that the rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.

Voting Rights

Each holder of our Class A common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, and each holder of our Class B common stock is entitled to ten votes per share on all matters submitted to a vote of the stockholders. The holders of our Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation.

Delaware law requires holders of our Class A common stock to vote separately as a single class if we were to seek to change the par value of the common stock or amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of the common stock as a whole in a way that would adversely affect the holders of Class A common stock.

As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our certificate of incorporation. For example, if a proposed amendment of our amended and restated certificate of incorporation provided for the Class A common stock to rank junior to the Class B common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired or (iii) any other right, Delaware law would require the vote of the Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our amended and restated certificate of incorporation.

Our amended and restated certificate of incorporation provides that the number of authorized shares of preferred stock, Class A common stock or Class B common stock may be increased or decreased (but not below the number of shares of preferred stock, Class A common stock and Class B common stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting power of all of our outstanding stock, voting together as a single class. As a result, the holders of a majority of the outstanding Class B common stock can approve an increase or decrease in the number of authorized shares of Class A common stock without a separate vote of the holders of Class A common stock. This could allow us to increase and issue additional shares of Class A common stock beyond what is currently authorized in our certificate of incorporation without the consent of the holders of our Class A common stock.

The holders of common stock do not have cumulative voting rights in the election of directors.

Dividends

Subject to preferences that may be applicable to any preferred stock then outstanding, holders of our Class A common stock and Class B common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors at its discretion out of legally available funds for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value. In addition, holders of our Class A common stock would be entitled to vote separately as a class on dividends and distributions if the holders of Class A common stock were treated adversely. As a result, if the holders of Class A common stock are treated adversely in any dividend or distribution, the holders of a majority of Class A common stock could defeat that dividend or distribution.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up or a deemed liquidation, the holders of our Class A common stock and Class B common stock are entitled to share equally and ratably in the assets legally available for distribution to stockholders after the payment of all of our outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of each class of common stock, including the Class A common stock, voting separately as a class. As a result, the holders of a majority of each class of common stock, including the Class A common stock, could defeat a proposed distribution of any assets on our liquidation, dissolution, or winding up or deemed liquidation if that distribution were not to be shared equally, identically, and ratably. If a change-of-control transaction is not considered a deemed liquidation, such transaction shall require the approval of the affirmative vote of the holders of a majority of the outstanding shares of each class of common stock, including the Class A common stock, voting separately as a class.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class.

No Preemptive or Similar Rights

Except for the conversion provisions for our Class B common stock described below, holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Conversion Rights

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except certain transfers to entities, to the extent the transferor retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock, and certain other transfers described in our amended and restated certificate of incorporation. All outstanding shares of our Class B common stock will convert into shares of our Class A common stock upon the earliest to occur of (i) twelve months after the death or incapacity of our Founder, and (ii) the date upon which the then outstanding shares of Class B common stock first represent less than 10% of the voting power of the then outstanding shares of Class A common stock and Class B common stock.

Assessment

All outstanding shares of our Class A common stock are fully paid and non-assessable.

Preferred Stock

Subject to limitations prescribed by Delaware law, our board of directors may fix the rights, preferences, privileges and restrictions of up to an aggregate of 50,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Our board of directors also can increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock. Our board of directors may issue preferred stock as an anti-takeover measure without any further action by the holders of common stock.

Forum Selection

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or our stockholders, (iii) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. In the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the types of actions and proceedings specified above, this choice of forum provision limits a stockholder’s ability to bring a claim subject to this provision in another judicial forum, including in a judicial forum that it may find favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Registration Rights

Certain holders of our Class A common stock and our Class B common stock are entitled to rights with respect to the registration of their shares, including shares of Class A common stock issuable upon conversion of shares of Class B common stock, under the Securities Act. See “Prospectus Summary — Registration Rights Agreement” for more information.

Investor Rights Agreement

The Freeman Spogli Funds, our Founder and the Class B Trusts have certain rights and obligations with respect to voting for the nomination of certain directors and director nominees and with respect to board committee membership.

Anti-Takeover Provisions

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. These provisions also are designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. They, however, also give our board of directors the power to discourage acquisitions that some stockholders may consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include several provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team.

Dual Class Stock. As described above in “— Class A and Class B Common Stock — Voting Rights,” our amended and restated certificate of incorporation provides for a dual class common stock structure, as a result of which our Founder and related trusts are the sole holders of shares of Class B common stock and hold the majority of the voting power of our outstanding capital stock as of the date of this prospectus. As a result, our

Founder and related trusts could be able to determine or significantly influence any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporation transactions.

Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. Consequently, it would be more difficult to change the composition of our board of directors.

Classified Board of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders are not able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our chief executive officer, or our president, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise, and our amended and restated certificate of incorporation does not provide for cumulative voting. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Directors Removed Only for Cause. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholders may remove directors only for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Amendment of Charter and Bylaws Provisions. The amendment of any of the foregoing provisions, other than the provision making it possible for our board of directors to issue shares of preferred stock, would require the approval of two-thirds of the then-outstanding voting power of our capital stock. Our amended and restated bylaws provide that approval of stockholders holding two-thirds of the then-outstanding voting power of our capital stock is required for stockholders to amend or adopt any provision of our bylaws.

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers, and as a consequence, they also may inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions also may have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Delaware Law

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Corporate Opportunity

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to a corporation or its officers, directors, or stockholders. In our amended and restated certificate of incorporation, to the fullest extent permitted by applicable law, we renounce any interest or expectancy that we have in any business opportunity, transaction, or other matter in which Freeman Spogli & Co. (“Freeman Spogli”), any officer, director, partner, or employee of any entity comprising a Freeman Spogli entity, and any portfolio company in which such entities or persons have an equity interest (other than us) (each, an “Excluded Party”), participates or desires or seeks to participate in, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Each such Excluded Party shall have no duty to communicate or offer such business opportunity to us and, to the fullest extent permitted by applicable law, shall not be liable to us or any of our stockholders for breach of any fiduciary or other duty, as a director or officer or controlling stockholder, or otherwise, by reason of the fact that such Excluded Party pursues or acquires such business opportunity, directs such business opportunity to another person, or fails to present such business opportunity, or information regarding such business opportunity, to us. Notwithstanding the foregoing, our amended and restated certificate of incorporation does not renounce any interest or expectancy we may have in any business opportunity, transaction or other matter that is (1) offered in writing solely to one of our directors or officers who is not also an Excluded Party, (2) offered to an Excluded Party who is one of our directors, officers or employees and who is offered such opportunity solely in his or her capacity as one of our directors, officers or employees, or (3) identified by an Excluded Party solely through the disclosure of information by or on our behalf.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions limiting the liability of our directors and officers, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board of directors.

In addition, we have entered into indemnification agreements with our directors and executive officers, which require us to indemnify them.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Trading Symbol and Market

Our Class A common stock is listed on the Nasdaq under the symbol ARHS. We do not intend to list the Class B common stock on any securities exchange.

SELLING STOCKHOLDERS

The Selling Stockholders indicated below have elected to have their shares of Common Stock registered for resale pursuant to the registration rights agreement and may resell from time to time up to 30,524,202 shares of our Common Stock (plus an indeterminate number of shares of our Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act). Other parties to the registration rights agreement have elected to waive their rights to have their shares of Common Stock registered pursuant to this prospectus at this time.

The following table shows information as of December 6, 2022 regarding (i) the number of shares of Common Stock held of record or beneficially by the Selling Stockholders as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by the Selling Stockholders. The beneficial ownership of the Common Stock set forth in the following table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.

The percentage of shares owned prior to completion of the offering is based on 52,947,617 shares of Common Stock outstanding as of December 6, 2022.

	Shares of Common Stock beneficially owned before this offering		Shares of Common Stock offered pursuant to this prospectus	Shares of Common Stock beneficially owned after this offering
Name of Selling Stockholders	Number of shares(1)	Percentage of shares	Number of shares(1)	Number of shares(1)	Percentage of shares
FS Equity Partners VI, L.P.(2)	29,280,391	55.30%	29,280,391	—	—
FS Affiliates VI, L.P.(2)	1,243,811	2.35%	1,243,811	—	—

(1)

We do not know when or in what amounts the Selling Stockholders may offer shares of Common Stock for sale. The Selling Stockholders may decide not to sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders.

(2)

Messrs. Brad J. Brutocao and John M. Roth, members of our board of directors, are managing members of FS Capital Partners VI, LLC, the general partner of each of FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. and are members of Freeman Spogli & Co. The business address of FS Equity Partners VI, L.P., FS Affiliates VI, L.P. and FS Capital Partners VI, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

PLAN OF DISTRIBUTION

The Selling Stockholders may sell the Common Stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The Common Stock may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If applicable, the underwriters, the offering price and other terms would be described therein.

Offers to purchase the Common Stock being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the Common Stock from time to time. Any agent involved in the offer or sale of the Common Stock will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the Common Stock being offered by this prospectus, the Common Stock will be sold to the dealer, as principal. The dealer may then resell the Common Stock to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the Common Stock being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the Common Stock to the public. In connection with the sale of the Common Stock, the Selling Stockholders, or the purchasers of Common Stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the Common Stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase the Common Stock as a principal, and may then resell the Common Stock at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions they receive and any profit they realize on resale of the Common Stock may be deemed to be underwriting discounts and commissions. The Selling Stockholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

To facilitate the offering of Common Stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. This may include over-allotments or short sales of the Common Stock, which involve the sale by persons participating in the offering of more Common Stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Common Stock sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

In addition, any shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act, or Rule 144, may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Stockholders may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with the Selling Stockholders, or perform services for the Selling Stockholders, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Baker & Hostetler LLP, Cleveland, Ohio, will pass upon the validity of the Common Stock offered by this prospectus. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

12,000,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

BofA Securities

Jefferies

Morgan Stanley

Piper Sandler

Baird

Barclays

Guggenheim Securities

William Blair

Telsey Advisory Group

Academy Securities

Drexel Hamilton

Ramirez & Co., Inc.

Siebert Williams Shank

August 16, 2023